Exhibit 99.1
PABLO RAÚL ALARCÓN PASSES AWAY
-Founder of Spanish Broadcasting System Served as Chairman Emeritus and Member of
the Board of Directors-
Miami, FL - (June 12, 2008) – Spanish Broadcasting System (NASDAQ: SBSA) (SBS) said today that Pablo Raúl Alarcón, the founder of the company, passed away yesterday at his home in Miami. He was 82.
Born in Ciego de Avila, Cuba on January 15, 1926, Mr. Alarcón began working in radio in 1951, when he founded his first radio station, Radio Cadena Agramonte. Over the next several years, he continued to operate and grow his radio company, eventually expanding it to 14 radio stations before it was seized by the Cuban government.
In 1960 he migrated to New York where he became an on-air personality for the radio station, WBNX. Ten years later, Mr. Alarcón created New York’s first Spanish-language FM radio station, WEVD La Grande. In 1983, he acquired his first radio station, New York’s WSKQ, and officially created Spanish Broadcasting System.

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Throughout his storied career, Mr. Alarcón worked in different facets of the media and advertising industry. In addition to radio, he developed several recording and production studios including Latin Sound Recording Studios in Manhattan.
Under his leadership and the leadership of his son, Raúl Alarcón, Jr., SBS today is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. The company currently owns and operates 21 radio stations including Mega 97.9 FM in New York, the number one Spanish-language radio station in America, Mega TV, and Lamusica.com, a bilingual Spanish-English Web site focused on Latin music, entertainment, news and culture.
Pablo Raúl Alarcón leaves a lasting legacy in both the radio industry and the general lives of Hispanics in the United States. His career and life story will forever remain a source of inspiration for the millions of Hispanics looking to realize their own dreams and ambitions.
Mr. Alarcón is survived by his wife, Alma, and his son, Raúl Alarcón, Jr., the current CEO of SBS.
There will be a private funeral and a special memorial mass in his honor. Details for the special memorial will be announced shortly.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 8 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida market with national distribution through DirecTV Más. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com
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Media and Press:
Isabel Bucaram-Montana
Director of Marketing and Communications
Spanish Broadcasting System
7007 NW 77th Ave
Miami, FL 3316
Direct Line: (786) 470-1656
imontana@sbscorporate.com
www.mega.tv

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